Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:
Wilson W. Cheung
Chief Financial Officer
(510) 683-5900

Leslie Green
Green Communications Consulting, LLC
(650) 312-9060

AXT, Inc. Announces Fourth Quarter and Fiscal 2007 Results

Revenues Increase 31 Percent From Fiscal 2006

FREMONT, Calif., Feb. 26, 2008 — AXT, Inc. (NasdaqGM: AXTI), a leading manufacturer of compound semiconductor substrates, today reported financial results for the fourth quarter and fiscal year ended December 31, 2007.

Fourth Quarter 2007 Results

Revenue for the fourth quarter of 2007 was $17.6 million, compared with $14.5 million in the third quarter of 2007, and $13.1 million in the fourth quarter of 2006.  Total gallium arsenide (GaAs) substrate revenue was $12.2 million for the fourth quarter of 2007, compared with $9.9 million in the third quarter of 2007, and $11.1 million in the fourth quarter of 2006.

Indium phosphide (InP) substrate revenue was $330,000 for the fourth quarter of 2007, compared with $408,000 in the third quarter of 2007, and compared with $456,000 in the fourth quarter of 2006.  Germanium (Ge) substrate revenue was $747,000, compared with $536,000 in the third quarter of 2007, and $318,000 in the fourth quarter of 2006.  Raw materials sales were $4.3 million for the fourth quarter of 2007, compared with $3.6 million in the third quarter of 2007, and $1.2 million in the fourth quarter of 2006.

Gross margin was 30.1 percent of revenue for the fourth quarter of 2007.  This included a benefit from the sale of approximately $466,000 in fully reserved wafers, which positively affected the quarterly gross margin by 2.7 percentage points.  By comparison, gross margin in the third quarter of 2007 was 31.3 percent.  This included a benefit from the sales of approximately $556,000 in fully reserved wafers, which positively affected third quarter gross margin by 3.8 percentage points.  Gross margin in the fourth quarter of 2006 was 38.2 percent, including a benefit from the sale of approximately $730,000 in fully reserved wafers, which positively affected the quarterly gross margins by 5.6 percentage points.

Operating expenses were $3.7 million in the fourth quarter of 2007, compared with $3.5 million in the third quarter of 2007, and $3.8 million in the fourth quarter of 2006.

Income from operations for the fourth quarter of 2007 was $1.6 million compared with income from operations of $1.1 million in the third quarter of 2007, and income from operations of $1.2 million in the fourth quarter of 2006.

AXT, Inc. 4281 Technology Drive Fremont, CA 94538 Tel: 510.683.5900 Fax: 510.353.0668 www.axt.com.

Net interest and other income for the fourth quarter of 2007 was $608,000, which included a gain on sale of investment of $1.1 million, compared with net interest and other expense of $54,000 for the third quarter of 2007, and net interest and other income of $1.1 million in the fourth quarter of 2006, which included a gain on sale of Finisar stock of $1.3 million.

Net income in the fourth quarter of 2007 was $1.9 million or $0.06 per diluted share, compared with a net income of $858,000 or $0.03 per diluted share in the third quarter of 2007, and a net income of $3.4 million, or $0.13 per diluted share in the fourth quarter of 2006, which included approximately $0.05 per diluted share from the gain on sale of Finisar stock, and $0.04 per diluted share from our net income tax benefit.

Fiscal Year 2007 Results

Revenue for fiscal year 2007 was $58.2 million, compared with $44.4 million in fiscal year 2006.  Gross margin for fiscal year 2007 was 34.8 percent of revenue compared with 28.7 percent of revenue for fiscal year 2006.

Net income for fiscal year 2007 was $5.3 million or $0.16 per diluted share compared with net income of $944,000 or $0.03 per diluted share for fiscal year 2006.

Management Qualitative Comments

“Our strong fourth quarter results concluded what was another solid year for AXT,” said Phil Yin, chairman and CEO.  “In addition to posting very meaningful gains in revenue, gross profit, operating income, net income and positive cash flow from operations, we have continued to grow our customer base, significantly increase our market share and make strategic investments into the technologies and products that will expand our addressable market.  We are excited by the long-term trends in all of the markets that we serve, including the growth of the handset market, the increasing prevalence of LED’s in a wide variety of lighting applications and the worldwide adoption of solar energy.  We believe that our unique business model is allowing us to convert these exciting opportunities into tangible results.”

Outlook for First Quarter, Ending March 31, 2008

AXT estimates revenue for the first quarter will increase to between $17.6 million and $18.0 million. The company estimates that net income per diluted share will be between $0.03 and $0.05, which takes into account our diluted weighted average share count of approximately 31.6 million shares.

Conference Call

The company will also host a conference call today to discuss these results at 1:30 p.m. PT. The conference call can be accessed at (416) 641-6106 (conference ID 3248721). The call will also be simulcast on the Internet at www.axt.com. Replays will be available at (416) 695-5800 until March 4, 2008. Financial and statistical information to be discussed in the call will be available on the company’s website immediately prior to commencement of the call. Additional investor information can be accessed at http://www.axt.com or by calling the company’s Investor Relations Department at (510) 683-5900.

About AXT, Inc.

AXT designs, develops, manufactures and distributes high-performance compound and single element semiconductor substrates comprising gallium arsenide (GaAs), indium phosphide (InP) and germanium

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(Ge) through its manufacturing facilities in Beijing, China.  In addition, AXT maintains its sales, administration and customer service functions at its headquarters in Fremont, California.  The company’s substrate products are used primarily in lighting display applications, wireless communications, and fiber optic communications. Its vertical gradient freeze (VGF) technique for manufacturing semiconductor substrates provides significant benefits over other methods and enabled AXT to become a leading manufacturer of such substrates, particularly in optoelectronics applications. AXT has manufacturing facilities in China and invests in five joint ventures producing raw materials. For more information, see AXT’s website at http://www.axt.com.

Safe Harbor Statement

The foregoing paragraphs contain forward-looking statements within the meaning of the Federal Securities laws, including statements regarding our outlook for the first quarter of 2008, growth in our customer base and expansion of our addressable markets, increasing market share, industry trends that are driving increasing demand for our products, the growth in the handset market, increasing prevalence of LED’s in a wide variety of lighting applications, the worldwide adoption of solar energy, and opportunities for growth in the coming years.  These forward-looking statements are based upon specific assumptions that are subject to uncertainties and factors relating to the company’s operations and business environment, which could cause actual results of the company to differ materially from those expressed or implied in the forward-looking statements contained in the foregoing discussion. These uncertainties and factors include but are not limited to overall conditions in the markets in which the company competes; market acceptance and demand for the company’s products; and other factors as set forth in the company’s annual report on Form 10-K and other filings made with the Securities and Exchange Commission.  Each of these factors is difficult to predict and many are beyond the company’s control. The company does not undertake any obligation to update publicly any forward-looking statement, as a result of new information, future events or otherwise.

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FINANCIAL TABLES TO FOLLOW

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AXT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006
Revenue	$17,564	$13,072	$58,203	$44,445
Cost of revenue	12,270	8,084	37,942	31,709
Gross profit	5,294	4,988	20,261	12,736

Operating expenses:
Selling, general and administrative	3,217	2,926	13,746	12,650
Research and development	509	854	1,699	2,351
Impairment (recovery) on assets held for sale	—	—	(481)	1,417
Restructuring benefit	—	—	—	(2)
Total operating expenses	3,726	3,780	14,964	16,416
Income (loss) from continuing operations	1,568	1,208	5,297	(3,680)
Interest income, net	153	101	704	443
Other income, net	455	1,016	16	2,709
Income (loss) from continuing operations before provision for income taxes	2,176	2,325	6,017	(528)
Provision (benefit) for income taxes	302	(1,048)	728	(1,454)
Income from continuing operations	1,874	3,373	5,289	926
Discontinued operations:
Gain from discontinued operations, net of tax	—	11	—	18
Net income	$1,874	$3,384	$5,289	$944

Basic income per share:
Income from continuing operations	$0.06	$0.14	$0.17	$0.03
Gain from discontinued operations, net of tax	—	—	—	—
Net income per share — basic	$0.06	$0.14	$0.17	$0.03
Shares used in computing basic income per share	30,337	24,009	30,035	23,303

Diluted income per share:
Income from continuing operations	$0.06	$0.13	$0.16	$0.03
Gain from discontinued operations, net of tax	—	—	—	—
Net income per share — diluted	$0.06	$0.13	$0.16	$0.03
Shares used in computing diluted income per share	31,550	25,543	31,348	24,600

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AXT, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited, in thousands)

	December 31,	December 31,
	2007	2006
Assets:
Current assets
Cash and cash equivalents	$18,380	$16,116
Short-term investments	20,825	19,428
Accounts receivable, net	12,149	9,658
Inventories, net	24,781	20,263
Prepaid expenses and other current assets	3,569	3,985
Assets held for sale	5,140	4,659
Total current assets	84,844	74,109

Property, plant and equipment, net	15,986	12,775
Other assets	5,242	4,298
Restricted deposits	6,700	7,150

Total assets	$112,772	$98,332

Liabilities and stockholders’ equity:
Current liabilities
Accounts payable	$4,328	$3,764
Accrued liabilities	4,716	3,536
Current portion of long-term debt	450	450
Total current liabilities	9,494	7,750

Long-term debt, net of current portion	6,273	6,839
Other long-term liabilities	3,755	2,543
Total liabilities	19,522	17,132

Stockholders’ equity:
Preferred stock	3,532	3,532
Common stock	185,979	180,965
Accumulated deficit	(98,543)	(103,832)
Other comprehensive income	2,282	535
Total stockholders’ equity	93,250	81,200

Total liabilities and stockholders’ equity	$112,772	$98,332